Exhibit 107
CALCULATION OF FILING FEE TABLE
Form
S-8
PBF Energy Inc.
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Other(2)	6,047,084	$17.035	$103,012,075.94	0.00015310	$15,771.15

Total Offering Amounts					$103,012,075.94		$15,771.15

Total Fee Offsets							—

Net Fee Due							$15,771.15

(1)
This Registration Statement registers the issuance of an aggregate of 6,047,084 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of PBF Energy Inc. reserved for issuance under the PBF Energy Inc. 2025 Equity Incentive Plan (the “2025 Plan”), including 1,647,084 shares remaining under PBF Energy Inc. Amended and Restated 2017 Equity Incentive Plan (as amended, the “2017 Plan”) as of the effective date (the “Effective Date) of the 2025 Plan and 1,500,000 shares being registered to cover shares forfeited in the future under the 2017 Plan that will be issuable under the 2025 Plan. Pursuant to Rule 416(a) of the Securities Act of 1933 (as amended, the “Securities Act”), this Registration Statement also covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Based upon the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on May 2, 2025. Pursuant to General Instruction E to Form
S-8,
a filing fee is only being paid with respect to the registration of additional securities under the 2025 Plan.